                                  INTRODUCTION

         Convergys Corporation, an Ohio corporation ("Parent"), Convergys Israel Investments Ltd., a company limited by shares duly registered under the laws of the State of Israel and a wholly owned subsidiary of Parent ("Sub"), and Convergys Information Management Group Inc., an Ohio corporation and a wholly owned subsidiary of Parent ("Convergys IMG"), hereby amend and supplement their Tender Offer Statement on Schedule 14D-1 originally filed on April 1, 1999, with respect to the offer to purchase all of the outstanding Ordinary Shares, New Israeli Shekel 1 Par Value (the "Shares"), of Wiztec Solutions Ltd., a company limited by shares duly registered under the laws of the State of Israel (the "Company"), not already owned by Parent and Convergys IMG.

ITEM 10. ADDITIONAL INFORMATION

         Item 10 of the Schedule 14D-1 is amended and supplemented by deleting paragraph (e) and substituting the following paragraph in its place:


         (e) Since the announcement by Parent and Sub of the intention to commence the Offer, five lawsuits have been commenced by shareholders who are unaffiliated with the defendants (the "unaffiliated shareholders"). Four of the lawsuits are in the Court of Common Pleas, Hamilton County, Ohio: Carrazza, et al., vs. Wiztec Solutions, Ltd., et al., Case No. A9901656; Tucker vs. Wiztec Solutions, Ltd., et al., Case No. A9901672; Papier vs. Wiztec Solutions, Ltd., et al., Case No. A9901742; and Kuris vs. Steven G. Rolls, et al., Case No. A9901848. The fifth lawsuit is in the United States District Court, Eastern District of New York: Forman, et al. vs. Wiztec Solutions Ltd., et al., Case No. CV 99 1731. Each of the actions purports to be a class action brought on behalf of unaffiliated shareholders and asserts claims against the Company, Parent and members of the Company Board of Directors. The actions each allege that, through the conduct of the defendants, Parent has proposed to acquire the Shares at an unfair and inadequate price, in violation of fiduciary duties allegedly owed by the defendants to the unaffiliated shareholders. The complaints purport by their terms to seek injunctive relief preventing consummation of the Offer, or rescission if it is successfully consummated, compensatory damages, and attorneys' fees and expenses. The time within which the defendants who have been served have to respond to the complaints has not expired. The Company and its Israeli directors believe they have the basis to challenge the exercise of personal jurisdiction by, and venue in, a United States court. The defendants who have been served anticipate that the complaints filed in the Hamilton County Court of Common Pleas will be consolidated into a single action. Parent believes the actions to be without merit and intends to contest the actions vigorously. It is the present intention of Parent and Sub not to extend the Expiration Date or raise the Offer Price as a result of the pending litigation.


ITEM 11. INFORMATION TO BE FILED AS EXHIBITS.

         Item 11 of the Schedule 14D-1 is amended and supplemented by adding the following:

         (a)(10) Supplement to Offer to Purchase, dated April 22, 1999.

                                    SIGNATURE

         After due inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date: April 22, 1999        Convergys Israel Investments Ltd.



                            By: William D. Baskett III
                                ---------------------------------
                                     William D. Baskett III
                                     Vice President


                            Convergys Corporation



                            By: William D. Baskett III
                                ---------------------------------
                                     William D. Baskett III
                                     General Counsel and Secretary

                            Convergys Information Management Group Inc.


                            By:  Roy T. Heggland
                                ---------------------------------
                                     Roy T. Heggland
                                     Senior Vice President and General Counsel

                        SUPPLEMENT DATED APRIL 22, 1999
                                       TO
                           OFFER TO PURCHASE FOR CASH
                        ALL OUTSTANDING ORDINARY SHARES
                                       OF

                             WIZTEC SOLUTIONS LTD.

                                       AT

                              $18.30 NET PER SHARE

                                       BY

                       CONVERGYS ISRAEL INVESTMENTS LTD.

                           A WHOLLY OWNED SUBSIDIARY

                                       OF

                             CONVERGYS CORPORATION

         THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON APRIL 28, 1999, UNLESS THE OFFER IS EXTENDED.

                            ------------------------

To the Holders of Ordinary Shares of Wiztec Solutions Ltd. (including persons who may become Holders during the course of the Offer as a result of the exercise of options and warrants):

                                  INTRODUCTION

     The following information amends and supplements the Offer to Purchase dated April 1, 1999 (the "Offer to Purchase") of Convergys Israel Investments Ltd., a company limited by shares duly registered under the laws of the State of Israel ("Sub") and a wholly owned subsidiary of Convergys Corporation, a company incorporated under the laws of the State of Ohio, U.S.A. ("Parent").

     The terms and conditions previously set forth in the Offer to Purchase and the related Letter of Transmittal remain applicable in all respects to the Offer, and this Supplement should be read in conjunction with the Offer to Purchase. Capitalized terms used herein and otherwise not defined are used as defined in the Offer to Purchase.

                                SPECIAL FACTORS

CERTAIN LITIGATION

     The information set forth under "Special Factors - Certain Litigation" is hereby amended and restated to read in its entirety as follows:

     Since the announcement by Parent and Sub of the intention to commence the Offer, five lawsuits have been commenced by shareholders who are unaffiliated with the defendants (the "unaffiliated shareholders"). Four of the lawsuits are in the Court of Common Pleas, Hamilton County, Ohio: Carrazza, et al., vs. Wiztec Solutions, Ltd., et al., Case No. A9901656; Tucker vs. Wiztec Solutions, Ltd., et al., Case No. A9901672; Papier vs. Wiztec Solutions, Ltd., et al., Case No. A9901742; and Kuris vs. Steven G. Rolls, et al., Case No. A9901848. The fifth lawsuit is in the United States District Court, Eastern District of New
York: Forman, et al. vs. Wiztec Solutions Ltd., et al., Case No. CV 99 1731. Each of the actions purports to be a class action brought on behalf of unaffiliated shareholders and asserts claims against the Company, Parent and members of the Company Board of Directors. The actions each allege that, through the conduct of the defendants, Parent has proposed to acquire the Shares at an unfair and inadequate price, in violation of fiduciary duties allegedly owed by the defendants to the unaffiliated shareholders. The complaints purport by their terms to seek injunctive relief preventing consummation of the Offer, or rescission if it is successfully consummated, compensatory damages, and attorneys' fees and expenses. The time within which the defendants who have been served have to respond to the complaints has not expired. The Company and its Israeli directors believe they have the basis to challenge the exercise of personal jurisdiction by, and venue in, a United States court. The defendants who have been served anticipate that the complaints filed in the Hamilton County Court of Common Pleas will be consolidated into a single action. Parent believes the actions to be without merit and intends to contest the actions vigorously. It is the present intention of Parent and Sub not to extend the Expiration Date or raise the Offer Price as a result of the pending litigation.

Convergys Israel Investments Ltd.

April 22, 1999